EXHIBIT 5
EXECUTION VERSION
ACKNOWLEDGMENT AND AGREEMENT
This ACKNOWLEDGMENT AND AGREEMENT (“Acknowledgement”) to that certain Registration Rights Agreement, dated as of January 22, 2013 and as further amended from time to time (the “Agreement”), by and among the Hemisphere Media Group, Inc. (the “Company”) and certain Investors named therein is entered into as of October 21, 2016, by and among Peter M. Kern, an individual (the “Transferee”), InterMedia Partners VII, L.P., a Delaware limited partnership (the “Transferor”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
WHEREAS, the Transferee wishes to receive from the Transferor, collectively, 680,952 shares of Class B Common Stock (the “Transferred Common Stock”), and 48,148 Warrants to purchase Class A Common Stock (the “Transferred Warrants”), as the case may be;
WHEREAS, the Transferred Common Stock and Transferred Warrants are subject to the Agreement;
WHEREAS, the Transferee has been given a copy of the Agreement and afforded ample opportunity to read it, and the Transferee is thoroughly familiar with its terms; and
WHEREAS, pursuant to the terms of the Agreement, the Transferor is prohibited from transferring the registration rights and requirements and related rights of Holders conferred in the Agreement (the “Registration Rights”) related to the Transferred Common Stock and Transferred Warrants that constitute the Registrable Securities unless in compliance with the Agreement and in accordance with Section 9(g) thereof. This Acknowledgment constitutes a joinder agreement as contemplated by Section 9(g) of the Agreement.
NOW, THEREFORE, in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and to induce the Transferor to transfer such Transferred Common Stock  and Transferred Warrants to the Transferee and the Company to permit the transfer of the Registration Rights, the Transferee does hereby acknowledge and agree that (i) the Transferee has been given a copy of the Agreement and ample opportunity to read it, and is thoroughly familiar with its terms, (ii) the Transferred Common Stock and Transferred Warrants are subject to the terms and conditions set forth in the Agreement and (iii) the Transferee shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto.
[Signature pages follow]

PETER M. KERN

/s/ Peter M. Kern

[Signature Page to Acknowledgment and Agreement]

INTERMEDIA PARTNERS VII, L.P.
By: InterMedia Partners, L.P., its General Partner
By: HK Capital Partners, LLC, its General Partner

By:	/s/ Peter M. Kern
	Name:	Peter M. Kern
	Title:	Managing Partner

[Signature Page to Acknowledgment and Agreement]